Exhibit 4.16

FIFTH AMENDMENT
TO
THE LANDS' END, INC. RETIREMENT PLAN
(as amended and restated effective as of January 1, 1997)

Pursuant to the authority reserved to the company at subsection 12.1 of the Lands' End, Inc. Retirement Plan (the "Plan"), the Plan is hereby amended as follows, effective January 1, 2005:

1. The following new sentence is added at the beginning of section 5.14:

Except as otherwise provided in section 5.15, below, the following procedures shall apply with respect to the voting of Sears shares held under the plan.

2. New section 5.15 is hereby added to the Plan to read as follows:

5.15 UMerger with Kmart.U In connection with the proposed merger of Sears, Roebuck and Co. and KMART Holding Corporation under the Agreement and Plan of Merger between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004, and as may be amended (the "Merger Agreement"), the plan administrator shall appoint an "investment manager," as defined in Section 3(38) of ERISA (the "Merger Investment Manager") to carry out the responsibilities set forth in this section with respect to the voting of the Sears shares held under the plan and the choice of merger consideration with respect to such Sears shares under the terms of the Merger Agreement.

(a) The Merger Investment Manager shall be responsible for directing the trustee with respect to the shareholder vote, on the Merger Agreement, of all Sears shares held under the plan as of the record date for such vote, provided that the Merger Investment Manager shall to the extent not inconsistent with ERISA direct the trustee to vote the Sears shares held under the plan in accordance with the following provisions:

(i) Before the meeting of the Sears, Roebuck and Co. shareholders to vote on the Merger Agreement (the "Merger shareholder meeting"), the trustee or its designee shall furnish each participant with a proxy statement for the meeting, together with an appropriate form ("voting form") on which the participant may provide voting instructions for the Sears shares held under the plan and allocated to the participant's account under the plan as of the the record date for such meeting for which the number of such shares has been provided to the trustee or its designee. The voting form and any instructions may be in written or electronic form as the trustee or its designee shall determine. The voting form shall be sent to the trustee or its designee by the deadline specified by the trustee or its designee in the voting materials. Upon timely receipt by the Merger Investment Manager from the trustee or its designee of the results of such participant instructions, the Merger Investment Manager shall instruct the trustee to vote the Sears shares for which voting forms are received in accordance with such instructions. For this purpose, a participant's return of a signed, manual voting form, without indicating the manner in which the shares subject to the voting form shall be voted, shall be deemed a vote in favor of the adoption of the Merger Agreement; a returned voting form with a direction that the trustee abstain from voting the participant's shares shall be treated as an abstention with respect to such participant's shares, and will be treated as a vote against the Merger Agreement for purposes of the provisions of paragraph (a)(ii) of this section 5.15. Shares for which no voting form is timely received shall be voted in accordance with paragraph (a)(ii) of this section 5.15.

(ii) In the case of Sears shares held under the plan as of the record date for the Merger shareholder meeting with respect to which no voting form is timely received, the Merger Investment Manager shall direct the trustee to vote such shares in the same proportion as the trustee votes the Sears shares for which instructions are timely received, or are deemed received, pursuant to paragraph (a)(i) of this section 5.15.

(b) The Merger Investment Manager shall be responsible for directing the trustee as to the election of merger consideration described in the joint proxy statement/prospectus (issued in connection with the Merger Agreement) with respect to Sears shares held under the plan as of the date of the Merger shareholder meeting (defined above), provided that the Merger Investment Manager shall to the extent not inconsistent with ERISA direct the trustee as to the choice of merger consideration in accordance with the following provisions:

(i) Reasonably in advance of the Merger shareholder meeting, the trustee or its designee shall furnish each Participant to whose account Sears shares have been allocated as of the date such forms are mailed with an appropriate form ("merger consideration election form"), and shall make merger consideration election forms available to those participants to whose accounts Sears shares are allocated after any such mailing and prior to the deadline for returning such forms to the trustee or its designee. Merger consideration election forms and any instructions may be in written or electronic form as the trustee or its designee shall determine. The merger consideration election form shall be sent to the trustee or its designee by the deadline specified by the trustee or its designee in the merger consideration election materials. The merger consideration election form shall provide for participant direction as to the election of merger consideration described in the joint proxy statement/prospectus with respect to the Sears shares allocated to the participant's account under the plan as of the date of the Merger shareholder meeting for which the number of shares has been provided to the trustee or its designee. Upon timely receipt by the Merger Investment Manager from the trustee or its designee of the results of such elections, the Merger Investment Manager shall direct the trustee to request the form of consideration indicated by each participant who has timely returned a properly completed merger consideration election form.

(ii) In the case of Sears shares held under the plan as of the date of the Merger shareholder meeting with respect to which no merger consideration election form is timely received, and Sears shares with respect to which a merger consideration election form is returned without direction as to the form of merger consideration to be requested by the trustee, the Merger Investment Manager shall direct the trustee to request merger consideration in the same proportion of cash and stock as directed by the Merger Investment Manager with respect to Sears shares for which properly completed merger consideration election forms are timely received, as provided in accordance with paragraph (b)(i) of this section 5.15.

(c) Notwithstanding anything herein to the contrary, the form of merger consideration received by the plan with respect to the Sears shares held thereunder is subject to such limitations as imposed generally under the terms of the Merger Agreement, including, without limitation, the aggregate caps on the relative amounts of stock and cash to be distributed in connection with the Merger, and in the event that such a cap on total cash or stock received as merger consideration is imposed on the plan, the amount of consideration in such form that would otherwise be allocated to a participant's account as a result of the directions at paragraphs (b)(i) and (b)(ii) of this section 5.15 shall be subject to such cap on a pro rata basis, in the same manner as applied to shareholders under the Merger Agreement.

(d) Merger consideration received in the form of cash pursuant to paragraphs (b)(i) and (b)(ii) of this section 5.15 shall be invested in the AXP Trust Income Fund II subject to transfer by the participant to other investment funds in accordance with the provisions of section 5.6, provided, however, in the case of Sears shares with respect to which an election for stock is filed under paragraph (b)(i) or (b)(ii) of this section 5.15, but all or a portion of such merger consideration is paid in the form of cash, such proceeds shall be reinvested in such stock as soon as practicable.

(e) The company, Sears, Roebuck and Co., and the trustee and its designee shall take all reasonable steps necessary to assure that participants' individual directions shall remain confidential. Notwithstanding the foregoing, the foregoing parties may provide such information with respect to the vote and the choice of merger consideration as an independent recordkeeper may require for operation of the plan, if the recipient of such information agrees to keep such information confidential.

(f) Notwithstanding anything herein to the contrary, in no event shall the Merger Investment Manager be responsible for distributing or collecting the voting forms or merger consideration or tabulating the results thereof, nor shall the Merger Investment Manager be given any information as to any individual participant's specific directions.